Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Pre-effective amendment No. 1 to Form S-3, of DIRTT Environmental Solutions Ltd. (the Registrant) of our report dated February 25, 2020 relating to the financial statements of the Registrant, which appears in the Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Interests of Experts” in such Pre-effective amendment No. 1 to Form S-3.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada

January 6, 2021